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                                                                     EXHIBIT 4.2




                       ALLIANCE FIBER OPTICS PRODUCT, INC.




                      AMENDED AND RESTATED RIGHTS AGREEMENT






















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

                                TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
Section 1. Termination of Prior Rights........................................................................        2
Section 2.       Registration Rights..........................................................................        2
           2.1   Definitions..................................................................................        2
           2.2   Requested Registration.......................................................................        4
           2.3   Company Registration.........................................................................        5
           2.4   Obligations of the Company...................................................................        5
           2.5   Furnish Information..........................................................................        6
           2.6   Expenses of Demand Registration..............................................................        7
           2.7   Expenses of Company Registration.............................................................        7
           2.8   Underwriting Requirements....................................................................        7
           2.9   Delay of Registration........................................................................        8
           2.10  Indemnification..............................................................................        8
           2.11  Reports Under Securities Exchange Act of 1934................................................       10
           2.12  Form S-3 Registration........................................................................       10
           2.13  Assignment of Registration Rights............................................................       11
           2.14  Limitations on Subsequent Registration Rights................................................       12
           2.15  Market Stand-Off Agreement...................................................................       12
           2.16  Termination of Registration Rights...........................................................       12
Section 3.       Additional Rights............................................................................       13
           3.1   Right of First Refusal.......................................................................       13
           3.2   Financial Statements.........................................................................       15
           3.3   Inspection...................................................................................       15
           3.4   Termination of Information and Inspection Rights.............................................       16
           3.5   Confidentiality..............................................................................       16
           3.6   Observer Rights..............................................................................       16
Section 4.       Miscellaneous................................................................................       16
           4.1   Assignment...................................................................................       16
           4.2   Third Parties................................................................................       16
           4.3   Governing Law................................................................................       17
           4.4   Counterparts.................................................................................       17
           4.5   Notices......................................................................................       17
           4.6   Severability.................................................................................       17
           4.7   Amendment and Waiver.........................................................................       17
           4.8   Effect of Amendment or Waiver................................................................       17
           4.9   Rights of Holders............................................................................       17
           4.10  Delays or Omissions..........................................................................       18
           4.11  Attorney's Fees..............................................................................       18
           4.12  Aggregation of Stock.........................................................................       18
           4.13  Specific Enforcement.........................................................................       18
           4.14  Adjustments for Stock Splits, Etc............................................................       18

                      AMENDED AND RESTATED RIGHTS AGREEMENT


        THIS AMENDED AND RESTATED RIGHTS AGREEMENT (the "Agreement") is made and entered into as of July 17, 2000, by and among Alliance Fiber Optics Product, Inc., a California corporation (the "Company"), the investors in the Company's Series A Preferred Stock (the "Series A Investors") pursuant to (i) the Series A Preferred Stock Purchase Agreement, dated as of January 15, 1996 (the "Series A Agreement"), as amended by that certain Amendment Number One to Series A Preferred Stock Purchase Agreement and Action by Written Consent of Shareholders dated as of May 23, 1997 (the "Series A Amendment" and collectively with the Series A Agreement, the "First Series A Agreement"), and (ii) the Series A Preferred Stock and Warrant Purchase Agreement dated as of January 13, 1998 (the "Second Series A Agreement"), the Investors in the Company's Series B Preferred Stock (the "Series B Investors", and collectively with the Series A Investors, the "Prior Investors") pursuant to the Series B Preferred Stock Purchase Agreement, dated as of January 19, 2000 (the "Series B Agreement"), and the Investors in the Company's Series C Preferred Stock (the "Series C Investors") pursuant to the Series C Preferred Stock Purchase Agreement as of an even date herewith (the "Series C Agreement"). The Series A Investors, the Series B Investors and the Series C Investors are referred to collectively as the "Investors" and are listed on the Schedule of Investors attached to this Agreement as Exhibit A.


                                    RECITALS

        WHEREAS, the Company and the Series B Investors are parties to that certain Rights Agreement dated January 19, 2000 (the "Prior Rights Agreement"); and

        WHEREAS, the Series B Investors have certain registration and other rights under the Prior Rights Agreement; and

        WHEREAS, the certain Series A Investors have certain registration and other rights under the First Series A Agreement and certain other Series A Investors have certain registration and other rights under the Rights Agreement dated as of January 13, 1998 between such Series A Investors and the Company (the "Transpac Rights Agreement"); and

        WHEREAS, the Company, to induce the Series C Investors to purchase up to an aggregate of 5,000,000 shares of the Company's Series C Preferred Stock (the "Shares") pursuant to the Series C Agreement, desires to grant certain registration rights and other rights to the Series C Investors, and the Prior Investors desire to facilitate such grant; and

        WHEREAS, the sale of the Shares to the Series C Investors is conditioned upon the registration rights and other rights being extended to the Series C Investors; and

        WHEREAS, the Prior Rights Agreement may be amended as set forth in
Section 4.7 thereof; and

        WHEREAS, the First Series A Agreement may be amended as set forth in
Section 9.4 thereof and

        WHEREAS, the Transpac Rights Agreement may be amended as set forth in
Section 4.7 thereof.

        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

        Section 1. Termination of Prior Rights. The Company and the Prior Investors, to induce the Series C Investors to invest in the Company, accept and agree to the termination of all prior rights under (i) the Prior Rights Agreement, (ii) the Transpac Rights Agreement, (iii) Section 7 and Section 8 of the Series A Agreement, and (iv) Section 4 of the Series A Amendment (relating to Preemptive Right), as the case may be, and accept and agree to be bound by the terms of this Agreement. Without limiting the foregoing in any way, the Prior Investors that become signatories hereto also agree to modify (i) Section
3.1 of the Prior Rights Agreement, (ii) Section 3.1 of the Transpac Rights Agreement, and (iii) Section 4 of the Series A Amendment, as applicable, subject and immediately prior to the closing of the sale of the Shares to exclude the proposed sale of the Shares pursuant to the Series C Agreement from the right of first refusal provisions thereof, with the effect that all such rights (including any related rights of prior notice) shall be rendered inapplicable with respect to the sale of the Shares under the Series C Agreement. Except as amended by this Agreement, the Series A Agreement and the Series A Amendment shall remain in full force and effect (to the extent, if at all, that any provisions thereof remain in effect by their terms).

        Section 2. Registration Rights.

             2.1 Definitions. As used in this Agreement:

                    (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Act") and the subsequent declaration or ordering of the effectiveness of such registration statement.

                    (b) The term "Registrable Securities" means:

                         (i) the shares of Common Stock issuable or issued upon
conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of the Company (the "Preferred Stock"), and

                         (ii) any other shares of Common Stock of the Company
issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Preferred Stock excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned; provided, however, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as



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they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                    (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                    (d) The term "Demand Right Shares" means:

                         (i) the shares of Common Stock issuable or issued upon
conversion of the Series B Preferred Stock and Series C Preferred Stock of the Company, and

                         (ii) any other shares of Common Stock of the Company
issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series B Preferred Stock and Series C Preferred Stock excluding in all cases, however, any Demand Right Shares sold by a person in a transaction in which his or her rights under this Agreement are not assigned; provided, however, that Common Stock or other securities shall only be treated as Demand Right Shares if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                    (e) The number of shares of "Demand Right Shares then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Demand Right Shares.

                    (f) The term "Holder" means any Investor holding Registrable Securities or securities convertible into Registrable Securities, or any assignee thereof in accordance with Section 2.13 hereof.

                    (g) The term "Initiating Holders" means any Holder or Holders who in the aggregate hold no less twenty-five percent (25%) of the outstanding Demand Right Shares.

                    (h) The term "Major Investor" means each Holder holding not less than either 100,000 shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock (a "Major A Investor"), 500,000 shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock (a "Major B Investor") or 200,000 shares of Common Stock issued or issuable upon conversion of Series C Preferred Stock (a "Major C Investor"), provided that for the



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purposes of these calculations, any shares of Registrable Securities held by an affiliate or partner of such Holder shall be aggregated.

                    (i) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

             2.2 Requested Registration.

                    (a) If the Company shall receive at any time after the earlier of (i) November 1, 2003, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Initiating Holders that the Company file a registration statement under the Act covering the registration of not less than twenty-five percent (25%) of the Demand Right Shares then outstanding, (or any lesser number of shares if the anticipated aggregate offering price, net of underwriting discounts and commissions would exceed $10,000,000) then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2.2(b), use its best efforts to effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered in a written request given within twenty (20) days of the mailing of such notice by the Company in accordance with Section 4.5.

                    (b) If the Initiating Holders intend to distribute the Demand Right Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this
Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Demand Right Shares Holder to include his Demand Right Shares in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Demand Right Shares in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Demand Right Shares which would otherwise be underwritten pursuant hereto, and the number of shares of Demand Right Shares that may be included in the underwriting shall be allocated among all Demand Right Shares Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Demand Right Shares of the Company owned by each Holder; provided, however, that the number of shares of Demand Right Shares to be included in such underwriting shall not be reduced unless



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all other securities proposed to be sold by persons other than the Holders are first entirely excluded from the underwriting.

                    (c) The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2.

                    (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                    (e) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.2 during the period starting with the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

             2.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock or other securities under the Act in connection with a public offering of such securities solely for cash (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or to a SEC Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at least thirty (30) days prior to filing such registration statement, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of
Section 2.8, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                    2.4 Obligations of the Company. Whenever required under this
Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                         (a) Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.



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                    (b) Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                    (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                    (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                    (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                    (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                    (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

             2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding



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itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

             2.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.2, including (without limitation), all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company with respect to two (2) such registrations; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Demand Right Shares to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Demand Right Shares agree to forfeit their right to the demand registration pursuant to Section 2.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.2.

             2.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to two (2) registrations pursuant to Section 2.3 for each Holder (which right may be assigned as provided in Section 2.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

             2.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 2.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such underwriters shall be of nationally recognized reputation), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders); provided that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities held by persons other than the Holders or the Company are first entirely excluded from the underwriting; but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public



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offering of the Company's securities, in which case the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder's securities are included or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 2.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

             2.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

             2.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

                    (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay as incurred to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein; and provided further that the indemnity agreement contained in this subsection 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.



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

                    (b) To the extent permitted by law, each selling Holder, severally, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 2.10(b) exceed the net proceeds from the offering received by such Holder.

                    (c) Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

                    (d) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                    (e) The obligations of the Company and Holders under this
Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.



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

             2.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                    (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                    (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                    (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                    (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

             2.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                    (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                    (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.12, (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period;
(iv) if the Company has already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.12; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                    (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders, shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. Registrations effected pursuant to this Section
2.12 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2 or 2.3.

             2.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of at least 100,000 shares (as adjusted to reflect stock splits, stock dividends or recapitalizations) of such securities provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Act. The foregoing 100,000 share limitation shall not apply, however, to transfers by a Holder to affiliates, shareholders, partners or retired partners of the Holder (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) or to any immediate family member or trust for the benefit of any individual Holder, if all such transferees or assignees agree in writing to appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Section 2.

             2.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to hold registration rights with respect to such securities unless such new registration rights, including standoff obligations, are subordinate to the registration rights granted Holders under this Agreement; or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 2.2.

             2.15 "Market Stand-Off" Agreement. The Holder hereby agrees that during the period of duration (up to, but not exceeding 180 days) specified by the Company and the lead underwriter following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                    (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                    (b) each officer, director and holder of 3% of the equity of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enters into a similar agreement.

        To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

             2.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after seven
(7) years following the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to the Company in excess of $30,000,000 and the public offering price of which is not less than $8.25 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (b) at and after such time following the Company's initial public offering as such Holder holds Registrable Securities equal to one percent (1%) or less of the outstanding stock of the Company and is able to dispose of all of its Registrable Securities in one three-month period pursuant to the provisions of Rule 144.

        Section 3.Additional Rights.

             3.1 Right of First Refusal. Subject to the terms and conditions specified in this Section 3.1, the Company hereby grants to each Major Investor a right of first refusal with respect to future sales by the Company of its New Securities (as hereinafter defined). Subject to Section 3.1(f) below, a Major Investor shall be entitled to apportion the right of first refusal hereby granted among itself and its partners, shareholders and affiliates in such proportions as it deems appropriate.

                    (a) In the event the Company proposes to issue New Securities, it shall give each Major Investor written notice (the "Notice") of its intention stating (i) a description of the New Securities it proposes to issue, (ii) the number of shares of New Securities it proposes to offer, (iii) the price per share at which, and other terms on which, it proposes to offer such New Securities and (iv) the number of shares that the Major Investor has the right to purchase under this Section 3.1, based on the Major Investor's Percentage (as defined in Section 3.1(d)(ii)).

                    (b) Within twenty (20) days after the Notice is given (in accordance with Section 4.5), the Major Investor may elect to purchase, at the price specified in the Notice, up to the number of shares of the New Securities proposed to be issued that the Major Investor has the right to purchase as specified in the Notice. An election to purchase shall be made in writing and must be given to the Company within such twenty (20) day period (in accordance with Section 4.5). The Company shall promptly, in writing, provide a second written notice to each Major Investor that purchases all the New Securities available to it (each, a "Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10)-day period immediately following the date of the second notice, each Fully-Exercising Investor shall have an additional right to purchase its Major Investor's Percentage of the New Securities not so purchased during the initial 20-day period by the other Major Investor(s). The closing of the sale of New Securities by the Company to the participating Major Investor upon exercise of its rights under this Section 3.1 shall take place simultaneously with the closing of the sale of New Securities to third parties.

                    (c) The Company shall have sixty (60) days after the last date on which the Major Investor's right of first refusal lapsed to enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within forty-five (45) days from the execution thereof) to sell the New Securities which the Major Investor did not elect to purchase under this Section 3.1, at or above the price and upon terms not materially more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event the Company has not entered into an agreement to sell the New Securities within such sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within forty-five (45) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Major Investor in the manner provided in this Section 3.1.

                    (d) (i) "New Securities" shall mean any shares of, or securities convertible into or exercisable for any shares of, any class of the Company's capital stock; provided that "New Securities" does not include: (i) the Series A, Series B or Series C Preferred Stock, or the Common Stock issuable upon conversion thereof; (ii) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Company owns not less than a majority of the voting power of such entity if such transaction is approved by the Board of Directors; (iii) up to

7,000,000 shares of Common Stock issuable or issued to officers, directors, employees and consultants of the Company pursuant to a stock option plan or restricted stock purchase agreement approved by the Board of Directors of the Company; (iv) shares of the Company's Common Stock or Preferred Stock of any series issued in connection with any stock split, stock dividend or recapitalization of the Company; (v) Common Stock issued upon exercise of warrants, options or convertible securities if the issuance of such warrants, options or convertible securities was a result of the exercise of the right of first refusal granted under this Section 3.1 or was subject to the right of first refusal granted under this Section 3.1; (vi) securities issued to banks, equipment lessors or landlords, provided such issuances are primarily for other than equity financing purposes, and (vii) securities sold to the public in an offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Act.

                         (ii) The applicable "Percentage" for the Major Investor
shall be calculated by dividing (i) the total number of shares of Common Stock owned by the Major Investor (assuming conversion of all shares of Preferred Stock and exercise of any options or warrants held by said Major Investor) by
(ii) the total number of shares of Common Stock outstanding at the time the Notice is given (assuming conversion of all shares of Preferred Stock and exercise of all outstanding rights, options and warrants to acquire Common Stock of the Company).

                    (e) The right of first refusal granted under this Section
3.1 shall expire upon the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to the Company in excess of $30,000,000 and the public offering price of which is not less than $8.25 per share (adjusted to reflect subsequent stock dividends, stock splits, recapitalizations and the like) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction).

                    (f) The right of first refusal granted under this section may only be assigned by a Major Investor to a transferee or assignee of the Major Investor's shares of the Company's stock acquiring the lesser of (a) at least 100,000 of the Major Investor's shares of the Company's Common Stock (treating all shares of Preferred Stock for this purpose as though converted into Common Stock) (equitably adjusted for any stock splits, subdivision stock dividends, changes, combinations or the like) or (b) all of the Major Investor's remaining shares of the Company's stock. In the event that the Investor shall assign its right of first refusal pursuant to this Section 3.1 in connection with the transfer of less than all of its shares of the Company's stock, the Investor shall also retain its right of first refusal.

             3.2 Financial Statements.

                    (a) The Company shall deliver to each Investor: (i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and statements of income and cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

                    (b) The Company shall deliver to each Major Investor:

                         (i) as soon as practicable, but in any event within
forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and statements of income and cash flows for such period and for the current fiscal year to date, prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP; and

                         (ii) as soon as practicable, but in any event within
thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

                    (c) The Company shall deliver to each Major C Investor:

                         (i) as soon as practicable, but in any event within
thirty (30) days after the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; and

                         (ii) such other information relating to the financial
condition, business, prospects or corporate affairs of the Company as the Major Investor may from time to time request; provided, however, that the Company shall not be obligated to provide information which it deems in good faith to be proprietary.

             3.3 Inspection. The Company shall permit each Major Investor, at such Major Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with officers, all at such reasonable times as may be requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.3 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

             3.4 Termination of Information and Inspection Rights. The covenants set forth in this Section 3.2 and 3.3 shall terminate as to the Investors and be of no further force or effect (i) immediately upon the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Act, which results in aggregate gross cash proceeds to the Company in excess of $30,000,000 and the public offering price of which is not less than $8.25 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (ii) when the Company is required to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

             3.5 Confidentiality. Each Investor receiving information under the covenants set forth in Sections 3.2 and 3.3 hereby agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided, however, that notwithstanding the foregoing, the Investors may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company's business in their reports to their limited partners.

             3.6 Observer Rights The Company shall invite a representative of each holder of at least 1,000,000 shares of Series C Preferred Stock (excluding any holder if such holder or any affiliate of such holder serves as a director of the Company) to attend all regular meetings of its Board of Directors in a nonvoting observer capacity (the " Observer Right"); provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to such representative at or during any such meeting; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative. The Right shall terminate on the earlier of: (i) the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting (with an nationally recognized underwriter) pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Securities and Exchange Commission Rule 145 transaction); or (ii) such time when the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

        Section 4. Miscellaneous.

             4.1 Assignment. Subject to the provisions of Section 2.13 hereof, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

             4.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

             4.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in the United States of America as applied to agreements among California residents entered into and to be performed entirely within California.

             4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             4.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be effective when given, and shall in any event be deemed to be given upon receipt, or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by registered or certified mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transactions, if delivered by facsimile transmission with copy by first class mail, postage prepaid.

             4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

             4.7 Amendment and Waiver. Any provision of this Agreement may be amended with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding; provided, however, that any amendment of Section 2.2 shall also require the written consent of holders of at least a majority of the Demand Right Shares then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.

             4.8 Effect of Amendment or Waiver. Investors and their respective successors and assigns acknowledge that by the operation of Section 4.7 hereof the holders of a majority of the Registrable Securities then outstanding, acting in conjunction with the Company, will have the right and power to diminish or eliminate all rights pursuant to this Agreement.

             4.9 Rights of Holders. Each Holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

             4.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

             4.11 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

             4.12 Aggregation of Stock. All shares of the Preferred Stock held or acquired by (i) affiliated entities or persons or (ii) persons or entities under common investment management, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

             4.13 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

             4.14 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Rights Agreement as of the day and year first above written.


COMPANY:

ALLIANCE FIBER OPTICS PRODUCT, INC.


-----------------------------------
Peter C. Chang, President


SERIES C INVESTORS:


-----------------------------------
(Printed Name of Investor)


By:
   --------------------------------

Title:
      -----------------------------

SERIES A AND SERIES B INVESTORS:


-----------------------------------
(Printed Name of Investor)


By:
   --------------------------------

Title:
      -----------------------------



                       ALLIANCE FIBER OPTICS PRODUCT, INC.
                                SIGNATURE PAGE TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

                                    EXHIBIT A

                             SCHEDULE OF INVESTORS


New Enterprise Associates 9, L.P.
1119 St. Paul Street
Baltimore, MD 21202

NEA Ventures 2000, L.P.
1119 St. Paul Street
Baltimore, MD 21202

CMEA Ventures II, L.P.
c/o CMEA Ventures
235 Montgomery Street, Suite 920
San Francisco, CA 94104

CMEA Ventures Information Technology II, L.P.
c/o CMEA Ventures
235 Montgomery Street, Suite 920
San Francisco, CA 94104

CMEA Ventures Information Technology II,
Civil Law Partnership
c/o CMEA Ventures
235 Montgomery Street, Suite 920
San Francisco, CA 94104

TPG-Comm Partners, L.P.
c/o James O'Brien
301 Commerce Street, Suite 3300
Fort Worth, TX 76102

Weiss, Peck & Greer Venture Associates VI, L.P.
555 California Street, Suite 3130
San Francisco, CA 94104

Acorn Angels 2000, LLC
6 Results Way
Cupertino, CA 95014

Gerald W. Bottero
430 N. 15th Street
San Jose, CA 95112

Susan Shue
2 Possum Hollow Road
Andover, MA 01810

R. David Dicioccio
1900 Vallejo Street, #404
San Francisco, CA 94123

Jorge del Calvo and Genine Ongkeko
c/o Pillsbury Madison & Sutro LLP
2550 Hanover Street
Palo Alto, CA 94304-1115

Pillsbury Madison & Sutro Venture Fund III
c/o Jorge del Calvo
2550 Hanover Street
Palo Alto, CA 94304-1115

Gabriella Lombardi
823 Fifteenth Avenue
Menlo Park, CA 94025

Kenny Liu
14598 Deer Spring Court
Saratoga, CA 95070

Henry Erard Matthiessen
46 Will Merry Lane
Greenwich, CT 06831

The Lee Trust
20018 Spaich Court
Saratoga, CA 95070

Albert Benzoni
1617 Monterey Road
South Pasadena, CA 91030

                                   EXHIBIT A

                             SCHEDULE OF INVESTORS

A. Douglas Meyer
24917 Mandy Court
Woodland Hills, CA 91367

Elizabeth Denise Foster
5360 Brookside Court
Pleasanton, CA 94588

John M. & Cynthia E. Harland
25 Woodhill Drive
Redwood City, CA 94061

Richard M. Harland, Custodian for Jennifer
M. Harland, UCAUTMA
25 Woodhill Drive
Redwood City, CA 94061

Richard M. Harland, Custodian for Elizabeth
N. Harland, UCAUTMA
25 Woodhill Drive
Redwood City, CA 94061

Richard M. Harland, Custodian for David
J. Harland, UCAUTMA
25 Woodhill Drive
Redwood City, CA 94061

Hsiao Yun Juang
8 South Lane
Warren, NJ 07059

Chen Family Trust dtd 1-15-93
93 Ridgeview Drive
Atherton, CA 94027
c/o Susie A. Wong, Financial Assistant
Broadvision
585 Broadway
Redwood City, CA 94063

Wei Te Chung
1079 Lancer Drive
San Jose, CA 95129

Allison L. Lee
20567 Russell Lane
Saratoga, CA 95070

Kane Investment Group Corp.
No. 95, 16 Fl-2, Roosevelt Rd., Sec. 2
Taipei, Taiwan, R.O.C.

CPY USA II
45036 Cougar Circle
Fremont, CA 94539

CPY USA I
45036 Cougar Circle
Fremont, CA 94539

CPY International
45036 Cougar Circle
Fremont, CA 94539

CPY.com
570 Azevedo Common
Fremont, CA 94539

CPY California
45036 Cougar Circle
Fremont, CA 94539

CPY & Associate, LLC.
45036 Cougar Circle
Fremont, CA 94539

                                   EXHIBIT A

                             SCHEDULE OF INVESTORS

Foxconn Holding Limited
Attn: Ms. C.L. Huang
Finance / Accounting Department
Hon Hai Precision Industrial Ltd.
No. 2, Tzu-Yu St., Tu-Cheng
Taipei Hsien, Taiwan, R.O.C.

Jackson Chia-Yuh Liu
16F, No. 162, Sec. 5, Nanking E. Rd.
Taipei City, Taiwan

Daniel Chang
7F, No. 173, Sec. 5, Ming-Sheng E. Road
Taipei City, Taiwan

Tricia Chu
13673 Verde Vista Court
Saratoga, CA 95070

Transpac Nominees Pte Ltd.
6 Shenton Way, #20-09
DBS Building, Tower Two
Singapore 068809

Peter C. Chang
c/o Alliance Fiber Optics Product, Inc.
735 N. Pastoria Avenue
Sunnyvale, CA 94086

S. C. Huang
930 W. Maude Avenue
Sunnyvale, CA 94086